Exhibit 99.1

MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

Westfield Massachusetts	Contact: John E. Reed
November 9, 2005		(413) 568-9571

Mestek today reported its third quarter 2005 results of operations:

MESTEK INC. (MCC)	EARNINGS DIGEST

Quarter ended September 30:	2005	2004

Revenues from Continuing Operations	$95,651,000	$91,314,000
Income from Continuing Operations	$1,078,000	$19,270,000
Income from Operations of Discontinued Business (Omega-Flex spin-off)	$525,000	$1,294,000
Net Income	$1,603,000	$20,564,000

Basic Earnings per Share:
Income from Continuing Operations	$0.12	$2.24
Income from Operations of Discontinued Business (Omega-Flex spin-off)	0.06	0.15
Net Income	$0.18	$2.39

Basic Weighted Average Shares Outstanding	8,732,000	8,604,000

Diluted Earnings per Share:
Income from Continuing Operations	$0.12	$2.23
Income from Operations of Discontinued Business (Omega-Flex spin-off)	0.06	0.15
Net Income	$0.18	$2.38

Diluted Weighted Average Shares Outstanding	8,732,000	8,622,000

Nine months ended September 30:

Revenues from Continuing Operations	$271,068,000	$260,264,000
Income from Continuing Operations	$2,561,000	$16,109,000
Income from Operations of Discontinued Business (Omega-Flex spin-off)	$3,713,000	$3,660,000
Net Income	$6,274,000	$19,769,000

Basic Earnings per Share:
Income from Continuing Operations	$0.30	$1.86
Income from Operations of Discontinued Business (Omega-Flex spin-off)	0.43	0.42
Net Income	$0.73	$2.28

Basic Weighted Average Shares Outstanding	8,653,000	8,678,000

Diluted Earnings per Share:
Income from Continuing Operations	$0.30	$1.86
Income from Operations of Discontinued Business (Omega-Flex spin-off)	0.43	0.42
Net Income	$0.73	$2.28

Diluted Weighted Average Shares Outstanding	8,653,000	8,684,000

John E Reed, Chairman and CEO, indicated as follows: We are generally encouraged by the third quarter and year-to-date September 30, 2005 overall results of operations notwithstanding the comparison to 2004. Results of operations in 2004 were impacted by a number of non-recurring charges and credits related principally to the resolution in 2004 of bankruptcy proceedings and environmental litigation effecting the Company’s Met-Coil subsidiary.

Pre-tax “Core” Operating Income, “a Non-GAAP Financial Measure” which excludes these non- recurring items, increased from $7,041,000 in the nine months ended September 30, 2004 to $8,676,000 in the nine months ended September 30, 2005, reflecting the effect principally of improved HVAC revenues and gross profit margins.

Pre-Tax Core operating profits are reconciled with pre-tax operating profits determined in accordance with Generally Accepted Accounting Principles (GAAP) as follows:

	Nine months ended
	September 30,
	2005	2004

Pre-Tax Core Operating Profits	$8,676,000	$7,041,000
Less Subsidiary Bankruptcy Professional Fees	501,000	8,542,000
Plus Environmental Litigation and Remediation Income	---	(17,727,000)
Less Plant Restructuring	1,619,000	970,000

Pre-Tax Operating Profits per GAAP	$6,556,000	$15,256,000